Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2024, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Arrow Financial Corporation for the year ended December 31, 2023, incorporated herein by reference.

/s/ KPMG LLP
Albany, New York
June 2, 2026